Exhibit 99.1
N E W S R E L E A S E

FOR IMMEDIATE RELEASE
MAY 2, 2023

CHESAPEAKE ENERGY CORPORATION REPORTS 2023 FIRST QUARTER RESULTS
OKLAHOMA CITY, May 2, 2023 – Chesapeake Energy Corporation (NASDAQ:CHK) today reported 2023 first quarter financial and operating results.
•Net cash provided by operating activities of $889 million
•Net income totaled $1,389 million, or $9.60 per diluted share; adjusted net income(1) totaling $270 million, or $1.87 per diluted share
•Delivered adjusted EBITDAX(1) of $774 million and $241 million in adjusted free cash flow(1)
•Announced total quarterly dividend of $1.18 per common share to be paid in June 2023
•Returned more than $250 million to shareholders YTD in the form of dividends and share repurchases
•Closed more than $2.8 billion in Eagle Ford asset sales YTD; company remains actively engaged with other parties regarding the rest of its Eagle Ford position

•Cash on hand of approximately $1.2 billion as of April 30, 2023

•Produced approximately 4,069 mmcfe per day net

•Entered into HOA with Gunvor on long-term LNG supply indexed to the Japan Korea Marker (“JKM”)

•Upgraded to BB+ credit rating with Positive Outlook by Fitch Ratings
(1) A Non-GAAP measure as defined in the supplemental financial tables available on the company's website at www.chk.com.

Nick Dell'Osso, Chesapeake's President and Chief Executive Officer, commented, “We delivered another strong quarter as we remain focused on executing our disciplined capital program, maximizing returns, delivering sustainable free cash flow, and returning cash to shareholders through our peer-leading dividend and buyback programs. We were built to thrive through commodity price cycles enhanced by the added financial flexibility provided by the closing of our recent Eagle Ford sales. Behind the premium rock, returns and runway of our Marcellus and Haynesville positions our confidence in our long-term outlook remains unchanged.”

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Chris Ayres (405) 935-8870 ir@chk.com	Brooke Coe (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Financial and Shareholder Return Update

During the first quarter of 2023, Chesapeake generated $889 million of operating cash flow and had $130 million of cash on hand with zero dollars drawn on its credit facility at quarter-end. Chesapeake plans to pay its base and variable dividend on June 6, 2023, to shareholders of record at the close of business on May 18, 2023. The total common stock dividend, including the variable and base components, is calculated as follows:

($ and shares in millions, except per share amounts)	1Q 2023
Net cash provided by operating activities (GAAP)	$889
Less cash capital expenditures	497
Less cash contributions to investments	39
Less free cash flow associated with divested assets	112
Adjusted free cash flow (Non-GAAP)	241
Less cash paid for common base dividends	74
50% of adjusted free cash flow available for common variable dividends	$84

Common shares outstanding at 5/2/23(1)	134
Variable dividend payable per common share in June 2023	$0.63
Base dividend payable per common share in June 2023	$0.55
Total dividend payable per common share in June 2023	$1.18

(1) Basic common shares outstanding as of the declaration date of 05/02/2023. Assumes no exercise of warrants between dividend declaration date and dividend record date.

Through April 30, 2023, Chesapeake repurchased approximately one million shares of its common stock for approximately $80 million at an average price of $76.02 per share. Chesapeake has approximately $850 million remaining under its share repurchase program and, in total, has repurchased approximately 12.7 million shares of its common stock at a cost of approximately $1.15 billion under its current $2 billion authorization.

On April 13, 2023 Fitch Ratings upgraded Chesapeake’s IDR to ‘BB+’ while maintaining a positive outlook. The agency attributed strengths of scale, conservative financial policy, and cash optionality as fundamental to the company’s continued rating improvement. Chesapeake now sits one notch below investment grade at the agency.
Operational Results
First quarter net production was approximately 4,069 mmcfe per day (90% natural gas and 10% total liquids), utilizing an average of 14 rigs to drill 60 wells and placed 53 wells on production.
Chesapeake is currently operating 13 rigs including five in the Marcellus, six in the Haynesville, and two in the Eagle Ford. As previously announced, the company plans to release both rigs in the Eagle Ford in the second quarter as well as releasing one rig from the Haynesville and the Marcellus in the third quarter. The company is currently operating four frac crews including one in the Marcellus, two in the Haynesville and one in the Eagle Ford. As previously announced, the company will drop one frac crew from the Haynesville in the second quarter. The company expects to drill 35 to 45 wells and place 30 to 35 wells on production in the second quarter of 2023. The company's operating plan remains flexible and is prepared for further adjustments, higher or lower, based on market conditions.
On its continued path to Be LNG Ready, the company entered into a Heads of Agreement (HOA) with Gunvor Group Limited. Under the agreement, Chesapeake will supply up to 2 million tonnes of LNG per annum to Gunvor with the purchase price indexed to the JKM. Chesapeake and Gunvor are working to jointly select the most optimal liquefaction facility in the United States to liquify the gas produced by Chesapeake and deliver LNG to Gunvor on a Free-on-Board basis with a target start date in 2027.

Conference Call Information
Chesapeake plans to conduct a conference call to discuss recent financial and operating results at 9:00 a.m. EDT on Wednesday, May 3, 2023. The telephone number to access the conference call is 888-317-6003 or 412-317-6061 for international callers. The passcode for the call is 5806932.

Financial Statements, Non-GAAP Financial Measures and 2023 Guidance
The company’s 2023 first quarter financial and operational results, along with non-GAAP measures that adjust for items that are typically excluded by securities analysts, are available on the company's website. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on the company's website at www.chk.com. Management’s updated guidance for 2023 can be found within the company’s quarterly data supplement found on their website at www.chk.com.

Headquartered in Oklahoma City, Chesapeake Energy Corporation (NASDAQ:CHK) is powered by dedicated and innovative employees who are focused on discovering and responsibly developing leading positions in top U.S. oil and gas plays. With a goal to achieve net zero GHG emissions (Scope 1 and 2) by 2035, Chesapeake is committed to safely answering the call for affordable, reliable, lower carbon energy.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements include our current expectations or forecasts of future events, including matters relating to the continuing effects of the impact of inflation and commodity price volatility resulting from Russia’s invasion of Ukraine, COVID-19 and related supply chain constraints, and the impact of each on our business, financial condition, results of operations and cash flows, the potential effects of the Plan on our operations, management, and employees, actions by, or disputes among or between, members of OPEC+ and other foreign oil-exporting countries, market factors, market prices, our ability to meet debt service requirements, our ability to continue to pay cash dividends, the amount and timing of any cash dividends, and our ESG initiatives. Forward-looking and other statements in this presentation regarding our environmental, social and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Forward-looking statements often address our expected future business, financial performance and financial condition, and often contain words such as "expect," “could,” “may,” "anticipate," "intend," "plan," “ability,” "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “guidance,” “outlook,” “opportunity” or “strategy.”

Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include those described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K and any updates to those factors set forth in subsequent quarter reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These factors include: the impact of inflation and commodity price volatility resulting from Russia’s invasion of Ukraine, COVID-19 and related labor and supply chain constraints, along with the effects of the current global economic environment, including impacts from higher interest rates and recent bank closures and liquidity concerns at certain financial institutions, on our business, financial condition, employees, contractors, vendors and the global demand for natural gas and oil and U.S. and on world financial markets; our ability to comply with the covenants under the credit agreement for our New Credit Facility and other indebtedness; risks related to acquisitions or dispositions, or potential acquisitions or dispositions; our ability to realize anticipated cash cost reductions; the volatility of natural gas, oil and NGL prices, which are affected by general economic and business conditions, as well as increased demand for (and availability of) alternative fuels and electric vehicles; a deterioration in general economic, business or industry conditions; uncertainties inherent in estimating quantities of natural gas, oil and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to replace reserves and sustain production; drilling and operating risks and resulting liabilities; our ability to generate profits or achieve targeted results in drilling and well operations; the limitations our level of indebtedness may have on our financial flexibility; our ability to achieve and maintain ESG certifications, goals and commitments; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends and repurchases of equity securities, to finance reserve replacement costs and/or satisfy our debt obligations; write-downs of our natural gas and oil asset carrying values due to low commodity prices; charges incurred in response to market conditions; limited control over properties we do not operate; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on natural gas, oil and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; potential OTC derivatives regulations limiting our ability to hedge against commodity price fluctuations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; pipeline and gathering system capacity constraints and transportation interruptions; legislative, regulatory and ESG initiatives, addressing environmental concerns, including initiatives addressing the impact of global climate change or further regulating hydraulic fracturing, methane emissions, flaring or water disposal; terrorist activities and/or cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event; federal and state tax proposals affecting our industry; competition in the natural gas and oil exploration and production industry; negative public perceptions of our industry; effects of purchase price adjustments and indemnity obligations; and the ability to execute on our business strategy following emergence from bankruptcy.

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this presentation, and we undertake no obligation to update any of the information provided in this presentation, except as required by applicable law. In addition, this presentation contains time-sensitive information that reflects management’s best judgment only as of the date of this presentation.